                                                     RULE NO. 424(b)(2)
                                                     REGISTRATION NO. 333-62279

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE + +CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED + +WITH THE SECURITIES AND EXCHANGE COMMISSION AND DECLARED EFFECTIVE. THIS + +PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT + +SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR +
+SALE IS NOT PERMITTED.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED SEPTEMBER 23, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 4, 1998)

                                  $150,000,000

                                      LOGO

                                  ONEOK, INC.
                              % DEBENTURES DUE 20

                                --------------

  Interest on the Debentures is payable semiannually on      and      of each
year, commencing     , 1999. The Debentures may be redeemed at any time at the
option of ONEOK, Inc. (ONEOK, Inc. and, where the context so requires, ONEOK, Inc. together with its subsidiaries, the "Company"), in whole or in part, at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Debentures being redeemed or (ii) as determined by a Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus, in each case, accrued but unpaid interest to the date of redemption. See "Description of Debentures."

  The Debentures initially will be represented by a single global security registered in the name of The Depository Trust Company ("DTC"), or its nominee. Except under the limited circumstances described herein, beneficial interests in the Debentures will be shown on, and transfers thereof will be effected only through, records maintained by DTC or its participants. Except as described herein, Debentures in definitive form will not be issued. See "Description of Debentures--Book-Entry Only Issuance--The Depository Trust Company."

                                --------------
NEITHER  THE  SECURITIES  AND  EXCHANGE COMMISSION  NOR  ANY  STATE  SECURITIES
 COMMISSION HAS APPROVED  OR DISAPPROVED OF THE SECURITIES  OR PASSED UPON THE
  ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                           PRICE TO   UNDERWRITING  PROCEEDS TO
                                           PUBLIC(1)  DISCOUNT(2)  COMPANY(1)(3)
--------------------------------------------------------------------------------
Per Debenture...........................        %            %            %
--------------------------------------------------------------------------------
Total...................................  $           $             $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1)Plus accrued interest, if any, from     , 1998.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3)Before deducting expenses payable by the Company estimated at $420,000.
                                  -----------

  The Debentures are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by the Underwriters, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer, and to reject orders in whole or in part. It is expected that delivery of the Debentures will be made through the book-entry facilities
of DTC on or about     , 1998.

BANCAMERICA SECURITIES, INC.                                 MERRILL LYNCH & CO.

              The date of this Prospectus Supplement is    , 1998.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEBENTURES. SUCH TRANSACTIONS MAY INCLUDE OVERALLOTMENT, STABILIZING AND THE PURCHASE OF THE DEBENTURES TO COVER SYNDICATE SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                             ---------------------

                                  THE COMPANY

  The Company engages in several aspects of the energy business providing environmentally clean fuels and products. The Company purchases, gathers, compresses, transports, and stores natural gas for distribution to consumers. It transports gas for others and leases pipeline capacity to others for their use in transportation. The Company drills for and produces oil and gas, extracts and sells natural gas liquids, and is engaged in the gas marketing business. In addition, it leases and operates a headquarters office building (leasing excess space to others) and owns and operates a related parking facility. As a regulated natural gas utility, the Company distributes natural gas to approximately 1.4 million customers in the states of Oklahoma and Kansas. The Company's business units are characterized as operating within either a rate regulated environment (regulated operations) or a nonregulated environment (nonregulated operations).

  The regulated business unit provides natural gas distribution, transportation, gas supply, and storage services in Oklahoma and Kansas. The Company's operations in Oklahoma are conducted through Oklahoma Natural Gas Company Division, ONEOK Gas Transportation Company Division and three wholly-owned subsidiaries, ONG Transmission Company, ONEOK Gas Transportation, L.L.C., and ONG Sayre Storage Company (such companies collectively, "ONG") The Company's operations in Kansas are conducted through Kansas Gas Service Company Division and Mid Continent Market Center, a wholly owned transportation company (together, "KGS"). KGS's regulated gas operations are primarily engaged in distribution and intrastate gas transportation, as well as gas wheeling, parking, balancing and storage services. KGS serves residential, commercial, and industrial customers in about 67 percent of Kansas. KGS also conducts regulated gas distribution operations in northeastern Oklahoma.

  The nonregulated business unit includes the following core business segments: natural gas marketing activities conducted primarily by ONEOK Gas Marketing Company; gas processing and gas gathering activities conducted primarily by ONEOK Gas Processing, L.L.C. and ONEOK Producer Services, L.L.C.; and production activities conducted by ONEOK Resources Company. Other businesses include ONEOK Leasing Company, who leases and operates a headquarters building, and ONEOK Parking Company, who owns and operates a parking garage. ONEOK Power Marketing Company has been formed for the purpose of the wholesale marketing of electricity but has not yet begun operations.

RECENT REGULATORY DEVELOPMENTS

  The Oklahoma Corporation Commission recently promulgated rules to restructure Oklahoma's natural gas utility industry which require gas utility companies to "unbundle" their natural gas utility services in the State of Oklahoma. In compliance with such rules, the Company filed an application to unbundle its services upstream of the city gates of its distribution systems. On July 31, 1998, the Commission issued an interim Order separating ONG's utility services into distribution, transportation, gas supply, storage and gathering services. The interim Order directed that services upstream of the city gate for distribution systems (i.e., transportation, gas supply, storage and gathering services) be obtained through a competitive bid process. The interim Order also established the cost of service to be allocated to the various services. The Company filed a motion with the Oklahoma Supreme Court appealing the interim Order. The matter remains on appeal.

                                USE OF PROCEEDS

  The proceeds from the sale of the Debentures will be used by the Company to repay borrowings incurred under the Amended and Restated Credit Agreement dated as of August 12, 1998, and for general corporate purposes. Borrowings under the Amended and Restated Credit Agreement were used for general working capital requirements and to finance the acquisition of certain natural gas and oil reserves during fiscal 1998. The Amended and Restated Credit Agreement provides for a fluctuating interest rate for outstanding borrowings, which was 5.832% as of August 31, 1998.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of August 31, 1998, the pro forma capitalization of the Company to reflect the Company's proposed issuance of Senior Insured Quarterly Notes due 2028, for which a preliminary prospectus supplement has been filed with the Securities and Exchange Commission (the "Commission"), and the pro forma capitalization, as adjusted, of the Company to reflect the issuance of the Debentures. The following data is qualified in its entirety by reference to and, therefore, should be read together with, the detailed information and financial statements appearing in the documents incorporated herein and in the Prospectus by reference.

                                         AS OF AUGUST 31, 1998
                           -----------------------------------------------------
                             ACTUAL      PRO FORMA      PRO FORMA AS ADJUSTED
                           ---------- ----------------  ------------------------
                                     (THOUSANDS EXCEPT PERCENTAGES)
Debentures................ $      --  $      --    -- % $     150,000      9.0%
Senior Insured Quarterly
 Notes....................        --      50,000   3.3         50,000      3.0
Other Long-Term Debt
 (Excluding Current
 Portion).................    312,355    312,355  20.4        312,355     18.5
Convertible Preferred
 Stock....................    568,322    568,322  37.1        568,322     33.8
Common Shareholders'
 Equity...................    600,549    600,549  39.2        600,549     35.7
                           ---------- ---------- -----  ------------- --------
  Total Capitalization.... $1,481,226 $1,531,226 100.0% $   1,681,226    100.0%
                           ========== ========== =====  ============= ========
Short-Term Notes Payable.. $  212,000 $  162,000        $      12,000
                           ========== ==========        =============

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividend requirements for the Company for the periods indicated:

                                                    FOR THE YEARS ENDED
                                                         AUGUST 31,
                                                  ----------------------------
                                                  1998  1997  1996  1995  1994
                                                  ----  ----  ----  ----  ----
Ratio of earnings to fixed charges (a)........... 5.50x 3.51x 3.28x 2.70x 2.52x
Ratio of earnings to combined fixed charges and
 preferred stock dividend requirements (b)....... 3.20x 3.48x 3.24x 2.67x 2.49x

--------
(a) For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of net income plus fixed charges and income taxes. "Fixed charges" consists of interest charges, the representative interest portion of operating leases and the amortization of debt issue costs.
(b) For purposes of computing the ratio of earnings to combined fixed charges and preferred dividend requirements, "earnings" consists of net income plus fixed charges and income taxes. "Fixed charges" consists of interest charges, the amortization of debt issue costs and the representative interest portion of operating leases. "Preferred dividend requirements" consists of the pre-tax preferred dividend requirement.

                       SUMMARY SELECTED HISTORICAL DATA

  The summary selected historical financial data presented below for each of the years in the five-year period ended August 31, 1998 has been derived from the consolidated financial statements of ONEOK, Inc. and subsidiaries. The consolidated financial statements as of August 31, 1998 and 1997 and for each of the three years in the period ended August 31, 1998 are included in the Company's 1998 Form 10-K.

                                     AS OF AND FOR THE YEARS ENDED AUGUST 31,
                                   --------------------------------------------
                                     1998     1997     1996     1995     1994
                                   -------- -------- -------- -------- --------
                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
Statement of Income Data:
  Operating revenues.............. $1,835.4 $1,161.9 $1,224.3 $  954.2 $  784.1
  Income before interest and in-
   come taxes.....................    203.5    128.8    121.0    105.5     92.0
  Net income......................    101.8     59.3     52.8     42.8     36.2
  Preferred stock dividends.......     27.0      0.3      0.4      0.4      0.4
  Income available for common
   stock..........................     74.8     59.0     52.4     42.4     35.8
Earnings per share
  Basic........................... $   2.44 $   2.13 $   1.93 $   1.58 $   1.34
  Diluted.........................     2.23     2.13     1.93     1.58     1.34
Cash dividends paid per common
 share............................ $   1.20 $   1.20 $   1.18 $   1.12 $   1.11
Balance sheet data:
  Total assets.................... $2,422.5 $1,237.4 $1,219.9 $1,181.2 $1,148.1
  Long-term debt (a)..............    329.3    347.1    351.9    363.9    376.9
  Preferred stock.................    568.3      --       9.0      9.0      9.0
  Total common equity.............    600.5    462.6    414.7    388.6    370.5

--------
(a) Includes the current portion of long-term debt.

                           DESCRIPTION OF DEBENTURES

  The Debentures are to be issued under the Indenture dated as of        ,
1998, as amended and supplemented (the "Indenture") between the Company and Chase Bank of Texas, National Association, as trustee (the "Trustee"), which Indenture is more fully described in the Prospectus. The following description of the particular terms of the Debentures offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Securities set forth in the Prospectus under the caption "Description of Securities." Whenever particular defined terms of the Indenture are referred to, such defined terms are incorporated herein by reference.

  The Debentures will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof. The Debentures will be represented by a single permanent global Debenture registered in the name of DTC, or its nominee, and payment of principal of, and interest on, the Debentures will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder thereof.

  The Debentures will mature on         . The Company shall have the right to
issue additional Debentures at any time. Each Debenture will bear interest at
the rate per annum stated on the cover page hereof from        , 1998, payable
on each         and       , commencing        , 1998, to the person in whose
name the Debenture (or any predecessor Debenture) is registered at the close
of business on      or      (whether or not a Business Day). The Debentures
will be unsecured and unsubordinated obligations of the Company.

OPTIONAL REDEMPTION

  The Debentures will be redeemable, in whole or in part, at any time at the option of the Company at a redemption price (the "Redemption Price") equal to the greater of (i) 100% of the principal amount of such Debentures or (ii) as determined by a Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest discounted to the date of redemption (the "Redemption Date") on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus, in each case, accrued but unpaid interest to the Redemption Date.

  Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of the Debentures to be redeemed. Unless the Company defaults in payment of the Redemption Price, interest will cease to accrue on the Notes or portions thereof called for redemption on and after the Redemption Date.

  "Adjusted Treasury Rate" means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable
Treasury Price for such Redemption Date, plus    %.

  "Comparable Treasury Issue" means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the Debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Debentures.

  "Comparable Treasury Price" means, with respect to any Redemption Date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (a) the average of the Reference Treasury Dealer Quotations for such Redemption Date or (b) if the Company obtains only one Reference Treasury Dealer Quotation, the Reference Treasury Dealer Quotation.

  "Quotation Agent" means one of the Reference Treasury Dealers appointed by the Company and certified to the Trustee by the Company.

  "Reference Treasury Dealer" means each of BancAmerica Securities, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government Securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer and certify same to the Trustee.

  "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company and certified to the Trustee by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such Redemption Date.

BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

  DTC will act as the initial securities depositary for the Debentures. The Debentures will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully registered global Debenture certificates will be issued, representing in the aggregate the total principal amount of Debentures, and will be deposited with DTC.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participant's accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

  Purchases of Debentures within the DTC system must be made by or through Direct Participants, which will receive a credit for the Debentures on DTC's records. The ownership interest of each actual purchaser of Debentures (such purchaser, or the person to whom such purchaser conveys his or her ownership interest, a "Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Debentures. Transfers of ownership interests in the Debentures are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Debentures, except in the event that use of the book-entry system for the Debentures is discontinued, the Company determines that Beneficial Owners may exchange their ownership interests for such certificates or there shall have occurred an Event of Default.

  DTC has no knowledge of the actual Beneficial Owners of the Debentures. DTC's records reflect only the identity of the Direct Participants to whose accounts such Debentures are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to Direct
Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Redemption notices shall be sent to DTC. If less than all of the Debentures are being redeemed, DTC will reduce the amount of the interest of each Direct Participant in the Debentures in accordance with its procedures.

  Although voting with respect to the Debentures is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Debentures. Under its usual procedures, DTC would mail an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Payments on the Debentures will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in "street name," and will be the responsibility of such Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  Except as provided herein, a Beneficial Owner of an interest in a global Debenture will not be entitled to receive physical delivery of Debentures. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Debentures. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Debenture.

  DTC may discontinue providing its services as security depositary with respect to the Debentures at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depositary is not obtained, Debentures certificates will be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Debentures. In that event, certificates for the Debentures will be printed and delivered to the holders of record.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof. The Company has no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                                    EXPERTS

  The consolidated financial statements of the Company and its subsidiaries as of August 31, 1998 and 1997, and for each of the three years in the three-year period ended August 31, 1998 are incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in an Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below (the "Underwriters"), and each of the Underwriters has severally agreed to purchase, the respective principal amount of the Debentures set forth opposite its name below:

                                                                    PRINCIPAL
                                                                    AMOUNT OF
   UNDERWRITERS                                                     DEBENTURES
   ------------                                                    ------------
   BancAmerica Securities, Inc.................................... $
   Merrill Lynch, Pierce, Fenner & Smith Incorporated.............
                                                                   ------------
        Total..................................................... $150,000,000
                                                                   ============

  In the Underwriting Agreement, the Underwriters have agreed, subject to terms and conditions set forth therein, to purchase all of the Debentures offered hereby, if any Debentures are purchased. The Underwriters have advised the Company that they propose initially to offer the Debentures to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and to certain securities dealers at such price less a
concession not in excess of   % of the principal amount of each Debenture. The
Underwriters may allow, and such dealers may reallow, a concession not in
excess of   % of the principal amount of each Debenture to certain brokers and dealers. After the initial public offering, the public offering price, concession and discount may be changed.

  In connection with the offering of the Debentures, the Underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Overallotment involves sales in excess of the offering size, which creates a short position for the Underwriters. Stabilizing transactions involve bids to purchase the Debentures in the open market for the purpose of pegging, fixing or maintaining the price of the Debentures. Syndicate covering transactions involve purchases of the Debentures in the open market after the distribution has been completed in order to cover short positions. These activities may cause the price of the Debentures to be higher than it would otherwise be in the absence of such transactions. Such activities, if commenced, may be discontinued at any time.

  The Debentures are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Debentures, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market of the Debentures.

  The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the Underwriters may be required to make in respect thereof.

  The Underwriters and their affiliates have provided from time to time, and expect to provide in the future, investment or commercial banking services to the Company and its affiliates for which they have received or will receive customary fees and commissions. Because more than 10% of the net proceeds of this offering will be paid to affiliates of the Underwriters, the offering will be conducted in accordance with National Association of Securities Dealers Conduct Rule 2710(c)(8).

                                  ONEOK, INC.

                                 $400,000,000

                                DEBT SECURITIES

                             ---------------------

  ONEOK, Inc., an Oklahoma corporation (and together with its subsidiaries and its predecessor, ONEOK Inc., a Delaware corporation, and its subsidiaries, the "Company"), may offer from time to time, together or separately, its debt securities ("Securities") on terms to be determined at the time of offering. Securities with an aggregate issue price of up to $400,000,000 may be issued, in one or more series, under this Prospectus. The Securities will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of the Company.

  The prospectus supplement ("Prospectus Supplement") accompanying this Prospectus sets forth, with respect to the particular series or issue of Securities for which this Prospectus and the Prospectus Supplement are being delivered ("Offered Securities"): the terms of the Securities offered, including, where applicable, their title, aggregate principal amount, maturity, rate of any interest (or the manner of calculation and time of payment thereof), any redemption or repayment terms, any index, formula or other method pursuant to which principal, premium or interest may be determined and the form of such Securities (which may be in registered or global form), any initial public offering price, the purchase price and net proceeds to the Company and the other specific terms of such offering.

                             ---------------------

  NEITHER THE SECURITIES  AND EXCHANGE  COMMISSION NOR  ANY STATE SECURITIES
    COMMISSION HAS  APPROVED OR  DISAPPROVED OF  THE SECURITIES  OR PASSED
      UPON  THE   ADEQUACY   OR   ACCURACY  OF   THIS   PROSPECTUS.  ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

  Offered Securities may be sold directly to purchasers or to or through underwriters, dealers or agents. If any underwriters, dealers or agents are involved in the offering of any Offered Securities, their names and any applicable fee, commission or discount arrangements will be set forth in the Prospectus Supplement. See "Plan of Distribution."

                             ---------------------

               The date of this Prospectus is September 4, 1998.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), which may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: New York Office (Seven World Trade Center, Suite 1300, New York, New York 10048) and Chicago Office (500 W. Madison St., Suite 1400, Chicago, Illinois 60621-2511). Copies of such materials also can be obtained upon request from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, such materials may also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which exchange the Company's common stock is listed. Finally, copies of reports, proxy statements and other information filed with the Commission electronically by the Company may be inspected by accessing the Commission's Internet site at http://www.sec.gov.

  The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document. A copy of the Registration Statement and the exhibits and schedules thereto may be examined without charge at the Commission's principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies of such materials can be obtained from the Public Reference Section of the Commission at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which have heretofore been filed by the Company with the Commission pursuant to the Exchange Act, are incorporated herein by reference and are deemed to be a part hereof:

    (a) Annual Report on Form 10-K for the fiscal year ended August 31, 1997;

    (b) Quarterly Reports on Form 10-Q for the quarters ended November 30, 1997; February 28, 1998 and May 31, 1998; and

    (c) Current Reports on Form 8-K dated August 25, 1998, July 23, 1998; May 26, 1998; March 11, 1998; February 10, 1998; December 12, 1997, November
  26, 1997 and November 14, 1997.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby also shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

  The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to: ONEOK, Inc., 100 West Fifth Street, P.O. Box 871, Tulsa, OK 74102-0871, Attention: Chief Financial Officer.

  Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute part of this Prospectus.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

  Statements contained in this Prospectus, including the documents that are incorporated by reference as set forth in "Incorporation of Certain Documents by Reference," that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management's beliefs as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to future economic performance and are not statements of fact, actual results may differ materially from those projected. Important factors that could cause future results to differ include, but are not limited to, national, regional and local economic competitive conditions, regulatory and business trends and decisions, technological developments, Year 2000 issues, inflation rates, weather conditions, and other factors discussed in this and other filings by the Company with the Commission, all of which are difficult to predict and many of which are beyond the control of the Company. Accordingly, while the Company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. When used in the Company's documents or oral presentations, the words "anticipate," "estimate," "expect," "objective," "projection," "forecast," "goal" or similar words are intended to identify forward- looking statements.

                                  THE COMPANY

  The Company engages in several aspects of the energy business. The Company purchases, gathers, compresses, transports, and stores natural gas for distribution to consumers. It transports gas for others and leases pipeline capacity to others for their use in transporting gas. The Company drills for and produces oil and gas, extracts and sells natural gas liquids, and is engaged in the gas marketing business. In addition, it leases and operates a headquarters office building (leasing excess space to others) and owns and operates a related parking facility. As a regulated natural gas utility the Company distributes natural gas to approximately 1.4 million customers in the states of Oklahoma and Kansas.

  The Company's principal executive offices are located at 100 West Fifth Street, Tulsa, Oklahoma 74103 and its telephone number is (918) 588-7000.

                                USE OF PROCEEDS

  The net proceeds from the sale of the Securities will be added to the Company's general funds and are expected to be used to retire existing indebtedness and for general corporate purposes, except as may be stated in a Prospectus Supplement.

                           DESCRIPTION OF SECURITIES

  The Securities will be issued under an Indenture ("Indenture") between the Company and the ("Trustee"). The form of the Indenture has been filed as an exhibit to the Registration Statement. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended ("TIA"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Indenture, including the definitions of certain terms therein. Whenever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated by reference herein as part of the statement made, and the statement is qualified in its entirety by such reference.

GENERAL

  The Indenture provides that any Offered Securities may be issued in one or more series, in each case as authorized from time to time by the Company; the Indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder. Reference is made to the Prospectus Supplement relating to the Offered Securities for the following:

    (1) The title of such Securities.

    (2) The aggregate principal amount of such Securities, the percentage of their principal amount at which such Securities will be issued and the date or dates on which the principal of such Securities will be payable or the method by which such date or dates will be determined or extended.

    (3) The rate or rates (which may be fixed or variable) at which such Securities will bear interest, if any, and, if variable, the method by which such rate or rates will be determined.

    (4) The date or dates from which any interest will accrue or the method by which such date or dates will be determined, the date or dates on which any interest will be payable (including the Regular Record Dates for such Interest Payment Dates) and the basis on which any interest will be calculated if other than on the basis of a 360-day year of twelve 30-day months.

    (5) The place or places, if any, other than or in addition to New York City, where the principal of (and premium, if any, on) and interest, if any, on such Securities will be payable, where any Securities may be surrendered for registration of transfer, where such Securities may be surrendered for exchange and where notices or demands to or upon the Company in respect of such Securities may be served.

    (6) The period or periods within which, the price or prices at which and the other terms and conditions upon which, such Securities may be redeemed, in whole or in part, at the option of the Company, if the Company is to have that option.

    (7) The obligation, if any, of the Company to redeem, purchase or repay such Securities, in whole or in part, pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which, such Securities will be so redeemed, purchased or repaid.

    (8) Whether the amount of payments of principal of (and premium, if any, on) and interest, if any, on such Securities may be determined with reference to an index, formula or other method (which index, formula or method may, without limitation, be based on one or more commodities, equity indices or other indices) and the manner in which such amounts will be determined.

    (9) Any deletions from, modifications of or additions to the Events of Default or covenants of the Company with respect to such Securities (which Events of Default or covenants may not be consistent with the Events of Default or covenants set forth in the general provisions of the Indenture).

    (10) If other than the entire principal amount thereof, the portion of the principal amount of such Securities that will be payable upon declaration of acceleration of the maturity thereof or the method by which such portion will be determined.

    (11) Any provisions in modification of, in addition to or in lieu of any of the provisions concerning defeasance and covenant defeasance contained in the Indenture that will be applicable to such Securities.

    (12) Any provisions granting special rights to the holders of such Securities upon the occurrence of such events as may be specified.

    (13) If other than the Trustee, the designation of any Paying Agent or Security Registrar for such Securities, and the designation of any transfer or other agents or depositories for such Securities.

    (14) Whether such Securities will be issuable initially in temporary global form, whether any such Security is to be issuable in permanent global form (a "Global Security") and, if so, whether beneficial owners of interests in any Global Security may exchange such interests for Securities of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the Indenture, and, if such Securities are to be issuable as a Global Security, the identity of the depository for such Securities.

    (15) The person to whom any interest on any Security will be payable, if other than the person in whose name such Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, or the manner in which any interest payable on a temporary Security issued in global form will be paid (if other than as described in "Book-Entry Securities" below).

    (16) The denomination or denominations in which such Securities will be issuable, if other than $1,000 or any integral multiple thereof.

    (17) Whether and under what circumstances the Company will pay Additional Amounts, as contemplated by Section 1008 of the Indenture, on such Securities to any holder who is not a United States person (including any modification of the definition of such term as contained in the Indenture) in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Securities rather than pay such Additional Amounts (and the terms of any such option).

    (18) Any other, terms, conditions, rights and preferences (or limitations on such rights and preferences) of such Securities not inconsistent with the provisions of the Indenture (Section 301).

  If the terms of any series of Securities provide that the Company may be required to pay Additional Amounts in respect thereof, for purposes of this Prospectus, any reference to the payment of the principal of (and premium, if any, on) or interest, if any, on such Securities will be deemed to include mention of the payment of the Additional Amounts provided for by the terms of such Securities.

  The Securities referred to on the cover page of this Prospectus, and any additional debt securities issued under the Indenture, are herein collectively referred to, while a single Trustee is acting with respect to all debt securities issued thereunder, as the "Indenture Securities". The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Indenture Securities. At a time when two or more Trustees are acting under the Indenture, each with respect to only certain series, the term "Indenture Securities" as used herein will mean the series with respect to which each respective Trustee is acting. In the event that there is more than one Trustee under the Indenture, the powers and trust obligations of each Trustee as described herein will extend only to the series of Indenture Securities for which it is the Trustee. If two or more Trustees are acting under the Indenture, then the Indenture Securities for which each Trustee is acting would in effect be treated as if issued under separate indentures.

  The Securities may provide for less than the entire principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof. A discussion of the federal income tax and other considerations applicable to Original Issue Discount Securities will be set forth in the Prospectus Supplement relating thereto.

  The Securities will be unsecured obligations of the Company and will rank on a parity with all other unsecured and unsubordinated Indebtedness of the Company.

  The general provisions of the Indenture do not limit the ability of the Company to incur Indebtedness and do not afford holders of Securities protection in the event of highly leveraged or similar transactions involving the Company. However, the general provisions of the Indenture do provide that neither the Company nor any Restricted Subsidiary will subject certain of its properties or assets to any mortgage or other encumbrance unless the Indenture Securities outstanding thereunder are secured equally and ratably with or prior to such other Indebtedness thereby secured. See "Limitations on Liens" and "Limitation on Sale and Leaseback Transactions" under the heading "Certain Covenants". Reference is made to the Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

  Under the Indenture, the Company has the ability to issue Indenture Securities with terms different from those of Indenture Securities previously issued thereunder and, without the consent of the holders, to reopen a previous issue of a series of Indenture Securities and issue additional Indenture Securities of such series (unless such reopening was restricted when such series was created) in an aggregate principal amount determined by the Company (Section 301).

  There is no requirement that future issues of debt securities of the Company be issued under the Indenture, and the Company will be free to employ other indentures or documentation, possibly containing provisions different from those included in the Indenture or applicable to one or more issues of Indenture Securities, in connection with such future issues.

CERTAIN COVENANTS

LIMITATIONS ON LIENS

  The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, create, incur, issue or assume any Indebtedness secured by any Lien on any Principal Property, or on shares of stock or Indebtedness of any Restricted Subsidiary ("Restricted Securities"), without making effective provision for the Outstanding Indenture Securities (other than any Outstanding Indenture Securities not entitled to this covenant) to be secured by the Lien equally and ratably with (or prior to) any and all Indebtedness and obligations secured or to be secured thereby for so long as such Indebtedness is so secured, except that the foregoing restriction will not apply to:

    (1) Any Lien existing on the date of the first issuance of Indenture Securities.

    (2) Any Lien on any Principal Property or Restricted Securities of any Person existing at the time such Person is merged or consolidated with or into the Company or a Restricted Subsidiary, or such Person becomes a Restricted Subsidiary.

    (3) Any Lien on any Principal Property existing at the time of acquisition of such Principal Property by the Company or a Restricted Subsidiary, whether or not assumed by the Company or such Restricted Subsidiary, provided that no such Lien may extend to any other Principal Property of the Company or any Restricted Subsidiary.

    (4) Any Lien on any Principal Property (including any improvements on an existing Principal Property) of the Company or any Restricted Subsidiary, and any Lien on the shares of stock of a Restricted Subsidiary that was formed or is held for the purpose of acquiring and holding such Principal Property, in each case to secure all or any part of the cost of acquisition, development, operation, construction, alteration, repair or improvement of all or any part of such Principal Property (or to secure Indebtedness incurred by the Company or a Restricted Subsidiary for the purpose of financing all or any part of such cost); provided that such Lien is created prior to, at the time of, or within 12 months after the latest of, the acquisition, completion of construction or improvement or commencement of commercial operation of such Principal Property and provided, further, that no such Lien may extend to any other Principal Property of the Company or any Restricted Subsidiary, other than any theretofore unimproved real property on which the Principal Property is so constructed or developed or the improvement is located.

    (5) Any Lien on any Principal Property or Restricted Securities to secure Indebtedness owing to the Company or to another Restricted Subsidiary.

    (6) Any Lien in favor of governmental bodies to secure advances or other payments pursuant to any contract or statute or to secure Indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to such Lien.

    (7) Any Lien created in connection with a project financed with, and created to secure, Non-Recourse Indebtedness.

    (8) Carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings.

    (9) Liens (other than Liens imposed by ERISA) on the property of the Company or any of its Subsidiaries incurred, or pledges or deposits required, in connection with workmen's compensation, unemployment insurance and other social security legislation.

    (10) Liens securing taxes that remain payable without penalty or which are being contested in good faith by appropriate proceedings where collection thereof is stayed; provided that the Company has set aside on its books reserves with respect to such taxes (segregated to the extent required by GAAP) deemed by it to be adequate.

    (11) Any right which any municipal or governmental body or agency may have by virtue of any franchise, license or contract to purchase or designate a purchaser of, or order the sale of, any property of the Company upon payment of reasonable compensation therefor or to terminate any franchise, license or other rights or to regulate the property and business of the Company.

    (12) Any Liens, neither assumed by the Company nor on which it customarily pays interest, existing upon real estate or rights in or relating to real estate acquired by the Company for sub-station, measuring station, regulating station, gas purification station, compressor station, transmission line, distribution line or right-of-way purposes.

    (13) Easements or reservations in any property of the Company for the purpose of roads, pipe lines, gas transmission and distribution lines, electric light and power transmission and distribution lines, water mains and other like purposes, and zoning ordinances, regulations and restrictions which do not impair the use of such property in the operation of the business of the Company.

    (14) Any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (1) through (13), provided that the Indebtedness secured thereby may not exceed the principal amount of Indebtedness so secured at the time of such renewal or refunding, and that such renewal or refunding Lien must be limited to all or any part of the same property and improvements thereon, shares of stock or Indebtedness that secured the Lien renewed or refunded.

    (15) Any Lien not permitted above securing Indebtedness that, together with the aggregate outstanding principal amount of other secured Indebtedness that would otherwise be subject to the foregoing restrictions (excluding Indebtedness secured by Liens permitted under the foregoing exceptions) and the Attributable Debt in respect of all Sale and Leaseback Transactions (not including Attributable Debt in respect of any such Sale and Leaseback Transactions described in clause (iii) or (iv) of the next succeeding paragraph) would not then exceed 15% of Consolidated Net Tangible Assets (Section 1006).

LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

  The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless
(i) the Company or a Restricted Subsidiary would be entitled, without securing the Outstanding Indenture Securities, to incur Indebtedness secured by a Lien on the Principal Property that is the subject of such Sale and Leaseback Transaction; (ii) the Attributable Debt associated therewith would be in an amount permitted under clause (15) of the preceding paragraph; (iii) the proceeds received in respect of the Principal Property so sold and leased back at the time of entering into such Sale and Leaseback Transaction are used for the business and operations of the Company or any Subsidiary; or (iv) within 12 months after the sale or transfer, an amount equal to the proceeds received in respect of the Principal Property so sold and leased back at the time of entering into such Sale and Leaseback Transaction is applied to the prepayment (other than mandatory prepayment) of any Outstanding Indenture Securities or Funded Indebtedness of the Company or a Restricted Subsidiary (other than Funded Indebtedness that is held by the Company or any Restricted Subsidiary or Funded Indebtedness of the Company that is subordinate in right of payment to any Outstanding Indenture Securities) (Section 1007).

CERTAIN DEFINITIONS

  "Attributable Debt" means, as to any particular lease under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof (excluding amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents), discounted from the respective due dates thereof at the weighted average of the rates of interest (or Yield to Maturity, in the case of Original Issue Discount Securities) borne by the Indenture Securities then outstanding under the Indenture, compounded annually.

  "Capital Stock" means, with respect to any corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

  "Consolidated Net Tangible Assets" means (i) the total amount of assets (less applicable reserves and other properly deductible items) which under GAAP would be included on a consolidated balance sheet of the Company and its Subsidiaries after deducting therefrom (a) all current liabilities, provided, however, that there shall not be deducted billings recorded as revenues deferred pending the outcome of rate proceedings (less applicable income taxes thereon), if and to the extent the obligation to refund the same shall not have been finally determined, (b) appropriate allowance for minority interests in common stocks of Subsidiaries and (c) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under GAAP would be included on such consolidated balance sheet, less (ii) the amount which would be so included on such consolidated balance sheet for investments (less applicable reserves) made in Subsidiaries.

  "Funded Indebtedness" as applied to any Person, means all Indebtedness of such Person maturing after, or renewable or extendible at the option of such Person beyond, 12 months from the date of determination.

  "Indebtedness" means obligations for money borrowed, evidenced by notes, bonds, debentures or other similar evidences of indebtedness.

  "Lien" means any lien, mortgage, pledge, encumbrance, charge or security interest securing Indebtedness; provided, however, that the following types of transactions will not be considered for purposes of this definition to result in a Lien: (i) any acquisition by the Company or any Restricted Subsidiary of any property or assets subject to any reservation or exception under the terms of which any vendor, lessor or assignor creates, reserves or excepts or has created, reserved or excepted an interest in oil, gas or any other mineral in place or the proceeds thereof, (ii) any conveyance or assignment whereby the Company or any Restricted Subsidiary conveys or assigns to any Person or Persons an interest in oil, gas or any other mineral in place or the proceeds thereof, (iii) any Lien upon any property or assets either owned or leased by the Company or any Restricted Subsidiary or in which the Company or any Restricted Subsidiary owns an interest that secures for the benefit of the Person or Persons paying the expenses of developing or conducting operations for the recovery, storage, transportation or sale of the mineral resources of such property or assets (or property or assets with which it is unitized) the payment to such Person or Persons of the Company's or the Restricted Subsidiary's proportionate part of such development or operating expenses or (iv) any hedging arrangements entered into in the ordinary course of business, including any obligation to deliver any mineral, commodity or asset in connection therewith.

  "Non-Recourse Indebtedness" means, at any time, Indebtedness incurred after the date of the Indenture by the Company or a Restricted Subsidiary in connection with the acquisition of property or assets by the Company or a Restricted Subsidiary or the financing of the construction of or improvements on property, whenever acquired, provided that, under the terms of such Indebtedness and pursuant to applicable law, the recourse at such time and thereafter of the lenders with respect to such Indebtedness is limited to the property or assets so acquired, or such construction or improvements, including Indebtedness as to which a performance or completion guarantee or similar undertaking was initially applicable to such Indebtedness or the related property or assets if such guarantee or similar undertaking has been satisfied and is no longer in effect.

  "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

  "Principal Property" means any property located in the United States, except any such property that in the opinion of the Board of Directors of the Company is not of material importance to the total business conducted by the Company and its consolidated Subsidiaries.

  "Restricted Subsidiary" means any Subsidiary that owns or leases a Principal Property.

  "Sale and Leaseback Transaction" means any arrangement with any Person pursuant to which the Company or any Restricted Subsidiary leases any Principal Property that has been or is to be sold or transferred by the Company or the Restricted Subsidiary to such Person, other than (i) a lease for a term, including renewals at the option of the lessee, of not more than three years or classified as an operating lease under generally accepted accounting principles, (ii) leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries and (iii) leases of a Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation, of the Principal Property.

  "Subsidiary" of the Company means (i) a corporation, of which a majority of the Capital Stock with voting power, under ordinary circumstances, to elect directors is owned, directly or indirectly, at the date of determination, by the Company, by one or more Subsidiaries or by the Company and one or more Subsidiaries or (ii) any other Person (other than a corporation) in which at the date of determination the Company, one or more Subsidiaries or the Company and one or more Subsidiaries, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

DENOMINATIONS

  Unless otherwise provided in the applicable Prospectus Supplement, Securities in fully registered form shall be issued in denominations of $1,000 and integral multiples of $1,000. Securities issued in global form shall be in denominations set forth in the applicable Prospectus Supplement. (Sections 201, 301 and 302).

PAYMENT, TRANSFER AND EXCHANGE

  The Company will be required to maintain an office or agency in each Place of Payment for such series, and may from time to time designate additional offices or agencies, at which the principal of (and premium, if any, on) and interest, if any, on such series will be payable (Sections 301 and 1002). Unless otherwise provided in the

Prospectus Supplement, the Place of Payment will be New York City, and the Company will initially designate the office of the agent of the Trustee in New York City as an office where such principal, premium and interest will be payable. Notwithstanding the foregoing, at the option of the Company, interest, if any, may be paid on Securities (i) by check mailed to the person entitled thereto at such person's address appearing in the Security Register or (ii) by wire transfer to an account located inside the United States maintained by the person entitled thereto as specified in the Security Register (Sections 308 and 1002). Unless otherwise provided in the Prospectus Supplement, payment of any installment of interest on Securities will be made to the person in whose name such Security is registered at the close of business on the Regular Record Date for such interest (Section 308).

  The Company may from time to time designate additional offices or agencies, approve a change in the location of any office or agency and, except as provided above, rescind the designation of any office or agency.

  All moneys paid by the Company to the Trustee or a Paying Agent for the payment of principal of (or premium, if any, on) or interest, if any, on any Security that remains unclaimed for the lesser of the time period specified in applicable abandoned property or similar laws and two years after such principal, premium or interest becomes due and payable will be repaid to the Company, and the holder of such Security will (subject to applicable abandoned property or similar laws) thereafter, as an unsecured general creditor, look only to the Company for payment thereof (Section 1003).

  Subject to the terms of the Indenture and the limitations applicable to Global Securities, Securities of any series will be exchangeable for other Securities of the same series of any authorized denominations and of a like aggregate principal amount (Section 306).

  Subject to the terms of the Indenture and the limitations applicable to Global Securities, Securities of a series may be presented for registration of transfer and for exchange (i) at each office or agency required to be maintained by the Company for payment of such series, as described above, and
(ii) at each other office or agency that the Company may designate from time to time for such purposes. Registration of transfers and exchanges will be effected if the transfer agent is satisfied with the evidence of ownership and identity of the person making the request and if the transfer form thereon is duly executed. No service charge will be made for any registration of transfer or exchange of Securities, but the Company may require payment of any tax or other governmental charge payable in connection therewith (Section 306).

  In the event of any redemption in part, the Company will not be required (i) to register the transfer of or exchange Securities of any series during a period beginning at the opening of business 15 days before any selection of Securities of that series to be redeemed and ending at the close of business on the date the relevant notice of redemption is mailed, (ii) to register the transfer of or exchange any Security or portion thereof called for redemption, except the unredeemed portion, if any, of a Security being redeemed in part or
(iii) to register the transfer of or exchange any Security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such Security not to be so repaid (Section 306).

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company may not consolidate with or merge into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any Person, unless each of the following conditions is satisfied:

    (1) Immediately after giving effect to such transaction, no Event of Default (or event that with notice or lapse of time, or both, would be such) with respect to the Indenture Securities will have happened and be continuing.

    (2) The corporation or other entity formed by such consolidation or into which the Company is merged, or the Person to which such properties and assets will have been conveyed, transferred or leased, assumes the Company's obligation as to the due and punctual payment of the principal of (and premium, if any, on) and interest, if any, on the Indenture Securities and the performance and observance of every covenant to be performed by the Company under the Indenture, and will be organized under the laws of the United States, one of the States thereof or the District of Columbia.

    (3) The Company has delivered to the Trustee an Officers' Certificate and Opinion of Counsel, each stating that the transaction complies with these conditions (Section 801).

  In the event that any transaction described in and complying with the conditions listed in the immediately preceding paragraph occurs, the Company would be discharged from all obligations and covenants under the Indenture and all obligations under the Indenture Securities, with the successor corporation or Person succeeding to such obligations and covenants of the Company (Section
802).

  In the event of any such transaction, the Indenture provides that, if any Principal Property or Restricted Securities would thereupon become subject to any Lien, the Indenture Securities (other than any Indenture Securities not entitled to the benefit of the "Limitation of Liens" covenant) will be secured, as to such Principal Property or Restricted Securities, equally and ratably with (or prior to) the Indebtedness that upon the occurrence of such transaction would become secured by such Lien, unless such Lien could be created under the Indenture without equally and ratably securing such Indenture Securities (Section 803).

MODIFICATION AND WAIVER

  The Indenture permits the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of Outstanding Indenture Securities affected thereby, to execute supplemental indentures adding any provisions to or changing or eliminating any provisions of the Indenture or modifying the rights of such holders, except that no such supplemental indenture may, without the consent of the holder of each Outstanding Indenture Security affected thereby:

    (1) Change the Stated Maturity of the principal of (or premium, if any, on) or any installment of interest on any Indenture Security, or reduce the principal amount thereof (or any premium, if any, thereon) or the rate of interest, if any, thereon, or change any obligation of the Company to pay Additional Amounts on any Indenture Security as contemplated by Section 1008 of the Indenture, or reduce the amount of the principal of an Indexed Security or an Original Issue Discount Security that would be due and payable upon an acceleration of maturity thereof or the amount thereof provable in bankruptcy, or adversely affect the right of repayment, if any, at the option of the holder, or change any Place of Payment where any Indenture Security or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or on or after any Redemption Date or Repayment Date), or adversely affect any right to convert or exchange any Indenture Security.

    (2) Reduce the aforesaid percentage in principal amount of Outstanding Indenture Securities, the consent of the holders of which is required for any such supplemental indenture.

    (3) Reduce the percentage in principal amount of outstanding Indenture Securities, the consent of the holders of which is necessary to modify or waive any default under the Indenture (Section 902).

  The holders of a majority in aggregate principal amount of Outstanding Indenture Securities have the right to waive compliance by the Company with certain covenants contained in the Indenture (Section 1009).

  Modification and amendment of the Indenture may be made by the Company and the Trustee without the consent of any holder, for any of the following purposes: (i) to evidence the succession of another Person to the Company as obligor under the Indenture; (ii) to add to the covenants of the Company for the benefit of the holders of any series of Indenture Securities; (iii) to add Events of Default for the benefit of the holders of any such series; (iv) to change or eliminate any provisions of the Indenture, provided that any such change or elimination will become effective only when there is no Indenture Security Outstanding thereunder of any series that is entitled to the benefit of such provisions; (v) to secure the Indenture Securities Outstanding under the Indenture pursuant to the requirements of
Section 803 or 1006 of the Indenture, or otherwise; (vi) to establish the form or terms of Indenture Securities of any series, as permitted by Sections 201 and 301 of the Indenture; (vii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (viii) to close the Indenture with respect to the authentication and delivery of additional series of Indenture Securities; (ix) to cure any ambiguity or inconsistency in the Indenture, provided such action does not adversely affect in any material respect the interests of holders of Indenture Securities of any series thereunder; (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of Indenture Securities, provided that such action does not adversely affect in any material respect the interests of the holders of the Indenture Securities; or
(xi) to make any other change that does not affect the rights of any holder (Section 901).

  The Indenture provides that in determining whether the holders of the requisite principal amount of Indenture Securities of a series then outstanding have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of such Indenture Securities, (i) the principal amount of an Original Issue Discount Security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof and (ii) the principal amount of an Indexed Security that may be counted in making such determination or calculation and that will be deemed outstanding for such purpose will be equal to the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indenture Security pursuant to Section 301 (Section 101).

EVENTS OF DEFAULT

  The following are Events of Default with respect to any series of Indenture
Securities: (i) default in the payment of any installment of interest upon any Indenture Security of such series when it becomes due and payable, continued for 30 days; (ii) default in the payment of the principal of (or premium, if any, on) any Indenture Security of such series at its Maturity; (iii) failure on the part of the Company to observe or perform any other covenant or agreement contained in the Indenture (other than a covenant or agreement included in the Indenture solely for the benefit of less than all series of Indenture Securities or a covenant the default in the performance of which would be covered by clause (vi) below) for 60 days after written notice of such failure, requiring the Company to remedy the same, has been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of Outstanding Indenture Securities of such series; (iv) default under any indenture or instrument under which the Company or any Restricted Subsidiary has at the time outstanding Indebtedness for borrowed money or guarantees thereof in any individual instance in excess of $15,000,000 and, if not already matured in accordance with its terms, such Indebtedness has been accelerated and such acceleration is not rescinded or annulled within 30 days after notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of Outstanding Indenture Securities of such series; provided that, if, prior to the entry of judgment in favor of the Trustee for payment of the Indenture Securities of such series, the default under such indenture or instrument has been remedied or cured by the Company or such Restricted Subsidiary, or waived by the holders of such Indebtedness, then the Event of Default under the Indenture will be deemed likewise to have been remedied, cured or waived; (v) certain events of bankruptcy, insolvency or reorganization affecting the Company; and (vi) any other Event of Default included in the Indenture for the benefit of Indenture Securities of such series (Section 501).

  If an Event of Default with respect to Indenture Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series (or, if the Indenture Securities of that series are Original Issue Discount Securities or

Indexed Securities, such portion of the principal amount as may be specified in the terms of that series) by notice as provided in the Indenture may declare the principal amount of all the Indenture Securities of that series and the accrued interest thereon to be due and payable immediately. At any time after a declaration of acceleration with respect to Indenture Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the Outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration (Section 502).

  The holders of a majority in aggregate principal amount of Outstanding Indenture Securities of any series have the right to waive certain past defaults under the Indenture (Section 513).

  The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity (Section 602). Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Indenture Securities of that series unless the Trustee shall determine that the action specified would be in conflict with any rule or law (Section 512).

  The Company will be required to furnish the Trustee annually a certificate stating whether or not the Company is in default under the Indenture and, if so, specifying all such defaults and the nature thereof (Section 1004).

DEFEASANCE AND COVENANT DEFEASANCE

  The Indenture provides that the Company may elect either (i) to defease and be discharged from any and all obligations with respect to all or a portion of the Indenture Securities of any series (except for the obligations (a) to pay Additional Amounts, if any; (b) to register the transfer of or exchange such Indenture Securities; (c) to replace temporary or mutilated, destroyed, lost or stolen Indenture Securities of such series; (d) to maintain an office or agency in respect of such Indenture Securities; and (e) to hold moneys for payment in trust) ("defeasance"); or (ii) to be released from its obligations with respect to such outstanding Indenture Securities under Sections 1006 and 1007 of the Indenture (being the restrictions described above under "Limitations on Liens" and "Limitation on Sale and Leaseback Transactions", respectively, under the heading "Certain Covenants") or, if so provided pursuant to the Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations will not constitute a default or an Event of Default with respect to such Indenture Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Company with the Trustee (or other qualifying trustee), in trust, of (i) an amount in cash;
(ii) Government Obligations (as defined below) that, through the payment of principal and interest in accordance with their terms, will provide money in an amount; or (iii) a combination thereof in an amount, sufficient to pay the principal of (and premium, if any, on) and interest, if any, to Stated Maturity (or redemption) on such Indenture Securities and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor (Article 14).

  Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the holders of such Indenture Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture (Section 1404).

  The Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Indenture Securities of or within a particular series.

                             PLAN OF DISTRIBUTION

  The Company may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the related Prospectus Supplement. The Company has reserved the right to sell the Offered Securities directly to investors on its own behalf in those jurisdictions where it is authorized to do so.

  Underwriters may offer and sell the Offered Securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize dealers, acting as the Company's agents, to offer and sell the Offered Securities upon such terms and conditions as set forth in the related Prospectus Supplement. In connection with the sale of the Offered Securities, underwriters may receive compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Offered Securities for whom they may act as agent. Underwriters may sell the Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchaser for whom they may act as agents.

  Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the related Prospectus Supplement. Dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act.

  Until the distribution of the Offered Securities is completed, rules of the Commission may limit the ability of underwriters to bid for and purchase the Offered Securities. As an exception to these rules, underwriters are permitted to engage in certain transactions that stabilize the price of the Offered Securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Offered Securities. If underwriters create a short position in the Offered Securities in connection with the offering, i.e., if they sell more Offered Securities than are set forth on the cover page of the applicable Prospectus Supplement, underwriters may reduce that short position by purchasing Offered Securities in the open market. In general, purchase of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. Such activities, if commenced, may be discontinued at any time.

  If so indicated in the related Prospectus Supplement, the Company will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase such Offered Securities from the Company pursuant to delayed delivery contracts providing for payment and delivery at a future date. Such contracts will be subject only to those conditions set forth in the related Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

  Offered Securities issued hereunder will be new issues of securities with no established trading market. Any underwriters or agents to or through whom such Offered Securities are sold by the Company for public offering and sale may make a market in such Offered Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market at any time without notice. No assurance can be given as to the liquidity of the trading market for any such Offered Securities.

  Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, the Company and certain of its affiliates in the ordinary course of business.

                                 LEGAL MATTERS

  Certain legal matters relating to the Securities will be passed upon for the Company by Gable & Gotwals, Tulsa, Oklahoma. The validity of the Offered Securities will be passed upon for any underwriters, dealers or agents by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

                                    EXPERTS

  The consolidated financial statements of the Company and its subsidiaries as of August 31, 1997 and 1996, and for each of the years in the three-year period ended August 31, 1997, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the August 31, 1997 financial statements refers to the adoption of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of, in 1996.

  The audited financial statements of the Gas Business, a business unit of WRI, as of August 31, 1996 and 1995 and for each of the years in the three-year period ended August 31, 1996, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

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  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR IN-CORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PRO-SPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDER-WRITERS. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS CONSTITUTES AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE DEBEN-TURES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUP-PLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUN-DER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPEC-TUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                             PROSPECTUS SUPPLEMENT
The Company................................................................ S-2
Use of Proceeds............................................................ S-3
Capitalization............................................................. S-3
Ratio of Earnings to Fixed Charges......................................... S-3
Summary Selected Historical Data........................................... S-4
Description of Debentures.................................................. S-5
Experts.................................................................... S-7
Underwriting............................................................... S-8
                                  PROSPECTUS

Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
Disclosure Regarding Forward-Looking Statements............................   3
The Company................................................................   3
Use of Proceeds............................................................   3
Description of Securities..................................................   3
Plan of Distribution.......................................................  14
Legal Matters..............................................................  15
Experts....................................................................  15

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                                     LOGO

                                  ONEOK, INC.

                                 $150,000,000

                             % DEBENTURES DUE 20

                             ---------------------

                                  PROSPECTUS
                                  SUPPLEMENT
                                     , 1998

                             ---------------------

                         BANCAMERICA SECURITIES, INC.

                              MERRILL LYNCH & CO.


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